UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Havens, Christopher
   P.O. Box 696000
   San Antonio, TX  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 29, 1996
5. If Amendment, Date of Original (Month/Year)
   March 20, 1996
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |9,807.87 (a)       |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Option          |$15.00  |7/21/|A   | |A          |A  |(c)  |(c)  |Common Stock|25,000 |       |25,000      |D  |            |
                      |        |92   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option          |$18.00  |1/26/|A   | |A          |A  |(c)  |(c)  |Common Stock|10,000 |       |10,000      |D  |            |
                      |        |93   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option          |$22.00  |7/21/|A   | |A          |A  |(c)  |(c)  |Common Stock|15,000 |       |15,000      |D  |            |
                      |        |93   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option          |$29.00  |1/26/|A   | |A          |A  |(c)  |(c)  |Common Stock|11,000 |       |11,000      |D  |            |
                      |        |94   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option          |$24.25  |1/26/|A   | |A          |A  |(c)  |(c)  |Common Stock|21,500 |       |21,500      |D  |            |
                      |        |95   |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option          |$28.25  |2/1/9|A   |V|A          |A  |(c)  |(c)  |Common Stock|28,000 |       |28,000      |D  |            |
                      |        |6    |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(a) This balance includes 933 shares which were formerly reported as restricted shares. The restrictions on these shares lapsed on January 26, 1996.
(c) The options were granted on Transaction Date set forth in Column 3. 30%, 30% and 40% of such options vest on the first, second and third anniversaries of the date of grant, respectively. The options are exercisable anytime after vesting and prior to the tenth anniversary of the date of grant. Each of these option grants other than the most recent grant has been previously reported.
SIGNATURE OF REPORTING PERSON
/s/ Christopher Havens (By Power of Attorney)
DATE
February 14, 2001